EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Form S-1, for G-MES Holdings Inc. of our report dated July 7, 2017 relating to the consolidated balance sheets of G-MES Holdings Inc. and its subsidiary as of December 31, 2016 and December 31, 2015, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period then ended. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

s/Anthony Kam & Associates Limited

Anthony Kam & Associates Limited

Certified Public Accountants

Hong Kong, China

July 10, 2017